BONUS PLAN

THIS BONUS PLAN ("Agreement") is made and entered into as of this 28th day of December, 2004 by and among Mobilepro Corp., a Delaware corporation (“Company”), John Kopanakis (“Kopanakis”), Chris LaDuke (“LaDuke”) and Jeremy Maynard (“Maynard”)(collectively, “Participants”).

WHEREAS, the Company and Participants entered into that certain Convertible Promissory Note July 30, 2004 (“Note”);

WHEREAS, since the date of Closing, certain disputes have arisen concerning the financial condition of Affinity Telecom, Inc. (“Financial Disputes”); and

WHEREAS, the Company and Participants desire to terminate the Note and replace it in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Bonus.     Mobilepro hereby promises to pay to Laduke, Kopanakis and Maynard (collectively, the “Participants”) an amount up to One Million Fifty Thousand Dollars ($1,050,000) (the “Total Bonus Amount”); Seven Hundred Fifty Thousand Dollars ($750,000) of which shall be attributable to the 2005 Actual (the “2005 Bonus Amount”) (and shall be payable only in Mobilepro common stock at $.20 per share), One Hundred Fifty Thousand Dollars ($150,000) of which shall be attributable to the 2006 Actual (the “2006 Bonus Amount”) (and shall be payable only in Mobilepro common stock at $.30 per share), One Hundred Fifty Thousand Dollars ($150,000) of which shall be attributable to the 2007 Actual (the “2007 Bonus Amount”) (and shall be payable only in Mobilepro common stock at $.40 per share), which shall be due and payable with respect to the 2005 Bonus Amount on August 31, 2006, with respect to the 2006 Bonus Amount on August 31, 2007 and with respect to the 2007 Bonus Amount on August 31, 2008 (respectively, the “Bonus Payment Dates”).

2.  Calculation of Bonus Amount. The Bonus Amount shall be calculated as follows:

(a)   Projections. The Participants project that the earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Affinity Telecom, Inc. for the periods relating to 2005, 2006 and 2007, respectively described below, shall be:

(i)	EBITDA: One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for the period beginning on April 1, 2005 and ending one (1) year thereafter (“2005 Estimate”);

(ii)	EBITDA: One Million Five Hundred Thousand Dollars ($1,500,000) for the period beginning on April 1, 2006 and ending one year thereafter (“2006 Estimate”); and

(iii)	EBITDA: Two Million Dollars ($2,000,000) for the period beginning on April 1, 2007 and ending one year thereafter (“2007 Estimate” and collectively with (i) and (ii) “Estimates”).
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(b)     Adjustments. Upon filing of the Company’s applicable 10-Q or 10-QSB (which shall be completed in accordance with GAAP and as determined by the Company pursuant to its normal financial reporting procedures consistent with the Company’s Securities Filings applicable to such time periods), the actual results of Affinity Telecom, Inc. shall be determined (“2005 Actual, 2006 Actual and/or 2007 Actual”). In determining the total amount of adjustment to the Bonus Amounts, if any, the 2005, 2006 and/or 2007 Principal Amounts shall be reduced as follows:

(i)     In the event the 2005, 2006 and/or 2007 Actual is less than the 2005, 2006 and/or 2007 Estimate, then the principal amount otherwise due to Participants for 2005, 2006 and/or 2007 shall be reduced as follows: (a) if the 2005, 2006 and/or 2007 Actual is eighty percent (80%) or more of the 2005, 2006 and/or 2007 Estimate, the Bonus Amount due to Participants shall be reduced proportionally by the amount that the 2005, 2006 and/or 2007 Actual was less than the 2005, 2006 and/or 2007 Estimate. In the event the 2005, 2006 and/or 2007 Actual is less than eighty percent (80%) of the 2005, 2006 and/or 2007 Estimate, as the case may be, then the Participants shall not receive any of the Bonus Amounts for that particular time period. Notwithstanding the foregoing, the aforementioned proportionate calculation shall only apply to $450,000 of the 2005 Bonus Amount.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

THE COMPANY

		By:	/s/ Jay O. Wright
		Name:	Jay O. Wright
		Title:	Chief Executive Officer
AGREED AND ACKNOWLEDGED:
THE PARTICIPANTS

By:	/s/ Christopher Laduke
Name:	Christopher Laduke

By:	/s/ Yianni Kopanakis
Name:	Yianni Kopanakis

By:	/s/ Jeremy Maynard
Name:	Jeremy Maynard

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